EXHIBIT 10.18

FIRST ADDENDUM TO ADMINISTRATIVE SERVICES AGREEMENT

THIS FIRST ADDENDUM TO ADMINISTRATIVE SERVICES AGREEMENT (“Addendum”) is entered into effective as of September 30, 2008, by and between JMC MARKETING, LTD, an Ohio limited liability company (“Company”), and OHIO LEGACY BANK, N.A., national bank organized under the federal laws of the United States (“Bank”) with reference to the following facts:

WHEREAS, Company and Bank entered into a certain Administrative Services Agreement on April 28, 2008 (“Underlying Agreement”).

WHEREAS, the initial term of the Underlying Agreement was scheduled to terminate on September 30, 2008.

WHEREAS, Bank will agree to extend the Underlying Agreement on a month-to-month basis on the terms set forth in this Addendum.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Incorporation of Recitals. The above recitals contained in the “WHEREAS” clauses are hereby incorporated and made a part of this Addendum as if fully rewritten herein.

2. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meaning given them in the Underlying Agreement.

3. Term. The term of the Underling Agreement shall be extended on a month-to-month basis up to and including March 31, 2009 (“Extended Term”), at which time the Underlying Agreement shall terminate. During the Extended Term, the Underlying Agreement may be terminated either party as of the last day of any month upon at least thirty days prior written notice.

4. Regulatory Compliance. Prior to funding any Mortgage Loan, Company shall deliver to Bank such documents or other things as may be reasonably requested by Bank as may be required to demonstrate compliance with all laws and regulations applicable to such Mortgage Loan.

5. Customer Information. In addition to the confidentiality provisions in the Underlying Agreement, Company acknowledges and agrees that all customer information obtained in connection with any Mortgage Loan is the property of Bank and shall be returned to Bank upon termination of the Underlying Agreement as provided herein. Company agrees to assist Bank following the termination of the Underlying Agreement in the retrieval of all Confidential Information including without limitation all information entered or otherwise stored in Ellie May’s Encompass software in connection with any Mortgage Loans.

6. Monthly Minimum. Section 5 of the Underlying Agreement shall be modified by reducing the Monthly Minimum from “$10,000 per month” to “$0 per month.”

7. Indemnification. Company agrees to indemnify, defend, and hold Bank harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees (“Losses”) that Bank shall incur or suffer which arise from, result from, or relate to the operation or termination of the Underlying Agreement or this Addendum, including without limitation any Losses resulting from the termination of the employment of the OLB Secondary Marketing Division Employees. Company shall promptly pay Bank an amount equal to any such Losses upon demand.

EXHIBIT 10.18 (continued)

8. Set-off. Bank shall be entitled to set-off against any amount due from Bank to Company under the Underlying Agreement or this Addendum, the amount of any Losses that Bank shall incur or suffer which arise from, result from, or relate to the operation or termination of the Underlying Agreement or this Addendum, including without limitation any Losses resulting from the termination of the employment of the OLB Secondary Marketing Division Employees.

9. Mutual Cooperation. The parties agree to continue to operate in good faith compliance with the Underlying Agreement, consistent with past practice, so as to facilitate the orderly termination of the Underlying Agreement and to take such other reasonable action as may be necessary to carry into effect the intent of this Addendum. All notices to third parties, OLB Secondary Marketing Division Employees, and all other publicity concerning the termination of the Underlying Agreement shall be jointly planned and coordinated by and between Company and Bank, and their respective legal counsel.

10. Supersession of Inconsistent Provisions; Ratification. This Addendum shall supersede the provisions of the Underlying Agreement to the extent those provisions are inconsistent with the provisions of this Addendum. In all other respects, the Underlying Agreement is hereby ratified in full.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

OHIO LEGACY BANK, N.A.

By:	/s/ D. Michael Kramer
D. Michael Kramer, President and
Chief Executive Officer

JMC MARKETING. LTD.

By:	/s/ James A. Hinkle
James A. Hinkle, President and
Chief Executive Officer